News Release: IMMEDIATE RELEASE

For further information, contact:
Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, CFO	812.376.1935
Conference call, 1:00 P.M., EDT July 30, 2004	866.868.1109
Replay (passcode: 9463617#)	877.213.9653

IRWIN FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER EARNINGS

  Net Income of $0.60 per Diluted Share, Year-Over-Year Increase of 33 Percent;
  ROAE of 15.4 Percent and ROAA of 1.4 Percent;
  Strong Core Deposit Growth;
  Credit Quality Continues Improvement; Year-Over-Year Charge-offs Decline 54 Percent;
  18 Percent Annualized Growth in Commercial Banking and Commercial Finance Portfolios

(Columbus, IN, July 30, 2004) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business and home equity lending, today announced net income for the second quarter of 2004 of $17.9 million or $0.60 per diluted share. This compares with net income of $13.2 million or $0.45 per diluted share during the same period in 2003. Earnings for the first half of 2004 totaled $38.3 million or $1.27 per diluted share, compared with $25.0 million or $0.86 per share during the same period in 2003.

"Irwin Financial produced good, balanced earnings in the second quarter, in spite of the decline in our first mortgage business. Improved commercial loan and lease originations, lower credit costs, and an increase in core deposits drove higher earnings in our portfolio businesses-in particular, our home equity business. These increases offset the decline caused by the extremely competitive conditions in first mortgages due to the rise in long-term interest rates," said Will Miller, Chairman and CEO. "We believe our performance was good in light of the extraordinary conditions that existed in the mortgage market in the comparable period a year ago. The turn in mortgage banking production, from record levels in 2003 to a lower volume and fiercely price-competitive market today, is testing our ability to maintain production-driven profitability in that line of business. As anticipated, we have benefited from the increase in value of our mortgage servicing portfolio, which provided an economic counter-balance to the production operation, and the improved performance of our other lines of business."

"In the second half of 2004," Miller continued, " if rates rise as predicted by nationally-recognized mortgage economists, leading to an increase in the value of our servicing portfolio and improved margins in our commercial and consumer portfolios, we would expect full year earnings to modestly exceed those produced in 2003. However, should long-term rates not rise as expected, we would anticipate continued price competition in the mortgage market, but little or no increase in servicing value. In this case, we would anticipate that portfolio loan growth and improving credit quality would likely produce earnings for the year in a narrow range around those produced in 2003 during the mortgage refinance boom, notwithstanding the difficult environment for mortgage banking."

Financial highlights for the period include:

Consolidated Results

$ in millions, except EPS	2Q 2004	2Q 2003	Percent Change	1Q 2004	Percent Change
Net Interest Income After Provision for Losses	$ 62	$ 58	7%	$ 51	22%
Non-Interest Income	76	64	20	82	-8
Total Consolidated Net Revenues	139	122	14	134	4
Non-Interest Expense	108	100	7	100	7
Net Income	17.9	13.2	36	20.3	-12
Earning per Share (diluted)	0.60	0.45	33	0.67	-10

Loans and Leases	3,203	3,049	5	3,222	0
Mortgage Loans Held for Sale	1,196	1,666	-28	996	20
Deposits	3,361	3,349	0	3,309	2
Shareholders' Equity	469	385	22	453	4
Total Risk-Based Capital Ratio	14.8%	13.5%		15.3%

Return on Average Equity	15.4	14.2		18.4

As noted in the table above, net revenues increased four percent on a sequential quarter basis and 14 percent compared with the year earlier quarter. Net revenues increased in each of our credit portfolio lines of business, successfully offsetting a decline in net revenue in our mortgage bank. Mortgage banking revenues declined modestly on a sequential quarter basis reflecting reduced gains on sales of loans due to lower margins, despite a 36 percent sequential quarterly increase in the dollar amount of shipped loans. Consolidated net income declined 12 percent on a sequential quarter basis, largely reflecting lower net income from our mortgage banking segment.

Our loan and lease portfolio totaled $3.2 billion as of June 30, 2004, unchanged from the end of the first quarter, but up five percent from a year earlier. The flat sequential quarter number reflects a $205 million portfolio sale by our home equity segment during the quarter. Our first and second mortgage loans held for sale totaled $1.2 billion at quarter end, up 20 percent from March 31.

Deposits totaled $3.4 billion at June 30, unchanged from a year earlier, but the composition changed meaningfully as core deposits have been replacing mortgage escrows that were abnormally high due to refinancing conditions a year earlier. Average core deposits of $2.0 billion rose at an annualized rate of 43 percent during the second quarter and have increased $343 million or 21 percent during the past year.

We had $469 million or $16.60 per share in common shareholders' equity as of June 30, 2004. At quarter end, our Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 11.5 percent and 14.8 percent, respectively, compared to 11.8 percent and 15.3 percent as of March 31, 2004.

Our consolidated loan and lease loss provision totaled $2 million, a $6 million decrease compared with the first quarter of 2004, principally reflecting a reversal in provision due to the home equity loan sale noted above and improving credit quality in each of our portfolios.

Nonperforming assets (including other real estate owned of $6 million) were $40 million or 0.74 percent of total assets as of June 30, 2004, down from $45 million or 0.87 percent of total assets at the end of March. Our on-balance sheet allowance for loan and lease losses totaled $54 million as of June 30, down $10 million from the end of March. The allowance declined during the quarter largely as a result of a re-classification of loans to loans held for sale. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases totaled 163 percent at June 30, compared to 176 percent at March 31.

Net charge-offs totaled $4 million, down $4 million from the first quarter. The amount of 30-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loans and lease losses to total loans and leases for our principal credit-related portfolios are shown below:

	Commercial Banking	Home Equity Lending On-Balance Sheet	Home Equity Lending Off-Balance Sheet[1]	Commercial Finance
30-Day and Greater Delinquencies
June 30, 2004	0.19%	1.45%	9.92%	0.88%
March 31, 2004	0.29	2.46	8.65	0.93
December 31, 2003	0.36	2.91	10.18	0.87
September 30, 2003	0.72	3.29	9.55	1.10
June 30, 2003	0.38	2.70	8.66	0.91

Annualized Charge-offs
2Q04	0.15%	1.08%	4.25%	0.87%
1Q04	0.24	2.61	6.28	1.12
4Q03	0.30	3.03	7.13	1.19
3Q03	0.20	2.45	6.23	1.97
2Q03	0.25	2.58	6.05	2.72

Allowance to Loans and Leases
June 30, 2004	1.06%	3.16%	8.12%	2.30%
March 31, 2004	1.10	4.08	10.25	2.29
December 31, 2003	1.11	4.22	10.47	2.47
September 30, 2003	1.12	4.17	11.16	2.51
June 30, 2003	1.13	3.45	11.94	2.59

_____________________________

1Off-balance sheet loans underlie our residual interests. These loans have been treated as sold under SFAS 140 and have a reserve methodology that reflects life-of-account loss expectations, whereas our policy for on-balance sheet loans requires that we hold loss reserve coverage sufficient for potential losses inherent in the portfolio at the balance sheet date. The figures for reserves in the column labeled "Home Equity Lending Off-Balance Sheet," therefore, are not balance sheet accounts of "allowance for loan and lease losses," but instead represent the percentage of undiscounted losses assumed in our residual valuation relative to the underlying loan balances supporting the residual interests.

Segment Results

Net income by line of business is shown below, with additional detail available in the segment summary tables at the end this release and in the Form 10-Q.

Net Income ($ in millions)	2Q 2004	2Q 2003	Percent Change	1Q 2004	Percent Change
Mortgage Banking	$5.5	$23.2	-76%	$9.7	-43%
Commercial Banking	5.8	5.9	-2	5.4	6
Home Equity	8.9	-14.4	NM	6.6	34
Commercial Finance	1.3	0.0	NM	-0.3	NM
Venture Capital	-0.2	-0.1	NM	0.0	NM
Other Segments, Including Parent	-3.4	-1.4	143	-1.1	209
Consolidated Net Income	17.9	13.2	36	20.3	-12
  Mortgage banking net income declined 43 percent on a sequential quarter basis, reflecting reduced secondary market margins due to rising interest rates and increasingly competitive conditions. During the quarter, we recorded $14 million of revenues related to reversals of valuation impairment, net of losses on servicing asset-related derivatives. Our mortgage servicing asset in this line of business had a carrying value of $366 million at June 30 or 125 basis points of underlying loan balance, compared with 102 basis points at the end of March. Due to the rise in interest rates in the quarter, the economic value of the portfolio has significantly surpassed the carrying value that is capped at its amortized cost. Our estimate, based on an independent, third-party price survey, of the June 30 economic value of our servicing rights was $424 million. If conditions for the origination of mortgage loans in the second half of 2004 are similar to that currently being experienced, we are likely to sell a portion of our servicing portfolio to allow us to continue to invest in our production operations.
  Commercial banking net revenues increased six percent sequentially from the first quarter, reflecting loan growth and improving credit quality; net income declined by $0.1 million compared with the same period in 2003 due to a decline in mortgage loan originations in this line of business. Net interest margin was 3.64 percent during the quarter, down from 3.79 percent during the first quarter. Margins in this line of business should increase in the second half of the year if short-term interest rates rise and we are able to deploy deposits into longer-term assets. As noted in the table above, thirty-day and greater delinquencies in our commercial banking line of business portfolio totaled 0.19 percent at June 30, compared with 0.29 percent at March 31.
  Our home equity line of business continues to see improving credit quality and as a result, strong net income. Earnings totaled $8.9 million during the quarter. Loan originations totaled $404 million, a $97 million sequential quarter increase. Our residual asset totaled $73 million at June 30, up from $69 million at March 31, reflecting valuation adjustments and the re-acquisition of residuals we had sold between 1999 and 2001. These residuals were reacquired without a loss when measured for fair value at June 30. Actual cash flows from our residuals during the second quarter totaled $11 million, a $4 million positive variance as compared to our March 31 valuation assumptions.
  Our commercial finance line of business had strong operating results with net income of $1.3 million, compared to breakeven performance a year earlier. Loan and lease fundings reached a new quarterly high of $89 million and our thirty-day and greater delinquency ratio remained low at 0.88 percent. Net interest margin was 5.62 percent, down modestly from 5.74 percent during the first quarter.

More complete details on operations of each of our lines of business can be found in our Form 10-Q, which is being filed today with the SEC.
About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

 This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth in our earnings, projected loan originations, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations; and
  any other statements that are not historical facts.

We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent periodic reports we file with the Securities and Exchange Commission.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in and volatility of interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our servicing and derivatives portfolios, including short-term swings in valuation of such portfolios due to quarter-end movements in secondary market interest rates which are inherently volatile; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality of our loan assets; unanticipated deterioration in or changes in estimates of the carrying value of our other assets, difficulties in delivering loans to the secondary market as planned; difficulties in expanding our business and obtaining funding as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we have compensation systems tied to line of business performance; legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in consumer or commercial lending rules or rules affecting corporate governance, and the availability of resources to address these rules; changes in applicable accounting policies or principles or their application to our businesses; or governmental changes in monetary or fiscal policies.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data)
	Q2-2004	Q2-2003	$ Change	% Change	Q1-2004
Net Interest Income	$64,256	$71,961	($7,705)	(10.7)%	$59,203
Provision for Loan and Lease Losses	(1,794)	(13,634)	11,840	86.8	(8,146)
Noninterest Income	76,106	63,521	12,585	19.8	82,454
Total Net Revenues	138,568	121,848	16,720	13.7	133,511
Noninterest Expense	107,855	100,482	7,373	7.3	100,436
Income before Income Taxes	30,713	21,366	9,346	43.7	33,075
Income Taxes	12,769	8,139	4,630	56.9	12,734
Net Income	$17,944	$13,227	$4,717	35.7	$20,341

Dividends on Common Stock	$2,262	$1,957	$305	15.6	$2,260

Diluted Earnings Per Share (31,186 Weighted Average Shares Outstanding)	$0.60	$0.45	0.15	33.3	$0.67
Basic Earnings Per Share (28,244 Weighted Average Shares Outstanding)	0.64	0.47	0.17	36.2	0.72
Dividends Per Common Share	0.08	0.07	0.01	14.3	0.08

Net Charge-Offs	$4,460	$9,696	($5,236)	(54.0)	$8,158

Performance Ratios - Quarter to Date:
Return on Average Assets	1.4%	1.0%			1.7%
Return on Average Equity	15.4%	14.2%			18.4%

	YTD-2004	YTD-2003	$ Change	% Change
Net Interest Income	$123,459	$136,352	($12,893)	(9.5)%
Provision for Loan and Lease Losses	(9,940)	(22,877)	12,937	56.6
Noninterest Income	158,561	126,332	32,229	25.5
Total Net Revenues	272,080	239,807	32,273	13.5
Noninterest Expense	208,291	199,294	8,997	4.5
Income before Income Taxes	63,789	40,513	23,276	57.5
Income Taxes	25,503	15,510	9,993	64.4
Net Income	$38,286	$25,003	$13,283	53.1

Dividends on Common Stock	$4,523	$3,905	$618	15.8

Diluted Earnings Per Share (31,248 Weighted Average Shares Outstanding)	$1.27	$0.86	0.41	47.7
Basic Earnings Per Share (28,218 Weighted Average Shares Outstanding)	1.36	0.90	0.46	51.1
Dividends Per Common Share	0.16	0.14	0.02	14.3

Net Charge-Offs	$12,618	$15,823	($3,205)	(20.3)

Performance Ratios - Year to Date:
Return on Average Assets	1.52%	1.00%
Return on Average Equity	15.82%	13.69%

	June 30,	June 30,			March 31,
	2004	2003	$ Change	% Change	2004
Loans Held for Sale	$1,196,130	$1,665,983	($469,853)	(28.2)%	$996,219
Loans and Leases in Portfolio	3,203,279	3,049,405	153,874	5.0	3,222,296
Allowance for Loan and Lease Losses	(53,837)	(57,935)	4,098	7.1	(63,681)
Total Assets	5,425,172	5,530,153	(104,981)	(1.9)	5,146,170
Total Deposits	3,361,264	3,349,077	12,187	0.4	3,309,007
Shareholders' Equity	469,486	384,835	84,650	22.0	453,185
Shareholders' Equity available to Common Shareholders (per share)	16.60	13.76	2.84	20.6	16.04
Average Equity/Average Assets (YTD)	9.6%	7.3%			9.1%
Tier I Capital	$614,003	$485,342	$128,661	26.5	$585,287
Tier I Leverage Ratio	11.5%	9.1%			11.8%
Total Risk-based Capital Ratio	14.8%	13.5%			15.3%
Nonperforming Assets to Total Assets	0.74%	0.76%			0.87%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Mortgage Banking	Q2-2004	Q2-2003	$ Change	% Change	Q1-2004
Net Interest Income	$11,781	$20,904	($9,123)	(43.6)%	$8,662
Recovery of (Provision for) Loan Losses	284	(83)	367	442.2	107
Gain on Sales of Loans	34,870	111,511	(76,641)	(68.7)	42,782
Gain (loss) on Sale of Servicing	1,928	(4)	1,932	48300.0	6,489
Loan Servicing Fees, Net of Amortization Expense	1,484	(14,076)	15,560	110.5	(1,411)
Recovery (impairment) of Servicing Assets, Net of Hedging	13,512	(11,736)	25,248	215.1	10,168
Other Revenues	2,052	3,129	(1,077)	(34.4)	1,839
Total Net Revenues	65,911	109,645	(43,734)	(39.9)	68,636

Salaries, Pension, and Other Employee Expense	$31,654	$44,807	(13,153)	(29.4)	$29,528
Other Expenses	25,062	27,066	(2,004)	(7.4)	22,941
Income Before Income Taxes	9,195	37,772	(28,577)	(75.7)	16,167
Income Taxes	3,680	14,530	(10,850)	(74.7)	6,435
Net Income	$5,515	$23,242	($17,727)	(76.3)	$9,732

Total Mortgage Loan Originations:	$3,727,591	$7,237,670	($3,510,079)	(48.5)	$2,930,716
Percent retail	20%	27%			23%
Percent wholesale	33%	42%			43%
Percent brokered	11%	3%			9%
Percent correspondent	36%	28%			25%
Refinancings as a Percentage of Total Originations	54%	75%			61%

	YTD-2004	YTD-2003	$ Change	% Change
Net Interest Income	$20,443	$36,969	($16,527)	(44.7)%
Recovery of (Provision for) Loan Losses	390	(30)	420	1400.0
Gain on Sales of Loans	77,652	202,739	(125,087)	(61.7)
Gain on Sale of Servicing	8,418	0	8,418	na
Loan Servicing Fees, Net of Amortization Expense	73	(24,555)	24,628	100.3
Recovery (impairment) of Servicing Assets, Net of Hedging	23,680	(13,370)	37,049	277.1
Other Revenues	3,891	4,994	(1,103)	(22.1)
Total Net Revenues	134,547	206,747	(72,200)	(34.9)

Salaries, Pension, and Other Employee Expense	61,182	85,819	(24,637)	(28.7)
Other Expenses	48,003	51,267	(3,264)	(6.4)
Income Before Income Taxes	25,362	69,661	(44,299)	(63.6)
Income Taxes	10,114	26,780	(16,666)	(62.2)
Net Income	$15,248	$42,881	($27,633)	(64.4)

Total Mortgage Loan Originations:	$6,658,307	$12,714,962	($6,056,655)	(47.6)
Percent retail	22%	27%
Percent wholesale	37%	45%
Percent brokered	10%	3%
Percent correspondent	31%	25%
Refinancings as a Percentage of Total Originations	57%	73%

	June 30,	June 30,			March 31,
	2004	2003	$ Change	% Change	2004
Owned Servicing Portfolio Balance	$28,844,599	$24,700,125	$4,144,474	16.8%	$29,563,330
Weighted average interest rate	5.70%	6.08%			5.73%
Delinquency ratio (30+ days):	3.34%	4.26%			2.74%
Conventional	1.98%	1.80%			1.57%
Government	6.20%	8.41%			5.41%
Loans Held for Sale	$735,278	$1,542,863	($807,585)	(52.3)	$781,224
Servicing Asset	365,775	194,288	171,487	88.3	298,486

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Banking	Q2-2004	Q2-2003	$ Change	% Change	Q1-2004
Net Interest Income	$21,191	$19,438	$1,754	9.0%	$20,546
Provision for Loan and Lease Losses	(750)	(1,333)	583	43.7	(1,200)
Other Revenues	5,061	5,645	(584)	(10.3)	4,776
Total Net Revenues	25,502	23,750	1,751	7.4	24,122

Salaries, Pension, and Other Employee Expense	9,665	8,716	949	10.9	9,322
Other Expenses	6,201	5,250	951	18.1	5,761
Income Before Income Taxes	9,636	9,784	(148)	(1.5)	9,039
Income Taxes	3,867	3,904	(38)	(1.0)	3,622
Net Income	$5,769	$5,880	($112)	(1.9)	$5,417

Net Charge-offs	$787	$1,167	($380)	(32.6)	$1,170
Net Interest Margin	3.64%	3.87%			3.79%

	YTD-2004	YTD-2003	$ Change	% Change
Net Interest Income	$41,737	$38,465	$3,272	8.5%
Provision for Loan and Lease Losses	(1,950)	(2,913)	963	33.1
Other Revenues	9,837	10,774	(937)	(8.7)
Total Net Revenues	49,624	46,326	3,298	7.1

Salaries, Pension, and Other Employee Expense	18,987	17,641	1,346	7.6
Other Expenses	11,961	10,230	1,731	16.9
Income Before Income Taxes	18,676	18,455	221	1.2
Income Taxes	7,489	7,364	125	1.7
Net Income	$11,187	$11,091	$96	0.9

Net Charge-offs	$1,957	$2,113	($156)	(7.4)
Net Interest Margin	3.71%	3.95%

	June 30,	June 30,			March 31,
	2004	2003	$ Change	% Change	2004
Securities and Short-Term Investments	$313,580	$114,102	$199,478	174.8%	$210,647
Loans and Leases	2,081,788	1,900,975	180,813	9.5	2,007,917
Allowance for Loan and Lease Losses	(22,049)	(21,525)	(524)	(2.4)	(22,086)

Interest-Bearing Deposits	1,938,282	1,681,787	256,495	15.3	1,800,571
Noninterest-Bearing Deposits	341,896	247,189	94,707	38.3	281,986

Delinquency Ratio (30+ days):	0.19%	0.38%			0.29%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands)
Home Equity Lending	Q2-2004	Q2-2003	$ Change	% Change	Q1-2004
Residual Asset Interest Income	$3,285	$6,006	($2,721)	(45.3)%	$3,258
Net Interest Income - Unsold Loans and Other	22,874	22,216	658	3.0	21,438
Recovery of (provision for) Loan Losses	706	(7,970)	8,676	108.9	(5,899)
Trading Gains (Losses)	6,688	(33,131)	39,819	120.2	4,641
Gain on Sales of Loans, Including Points and Fees	3,035	8,280	(5,245)	(63.3)	8,689
Servicing Income, net	2,313	1,772	541	30.5	3,064
Other Revenues	2,797	587	2,210	376.5	1,261
Total Net Revenues	41,698	(2,240)	43,938	1961.5	36,452

Salaries, Pension, and Other Employee Expense	17,865	12,664	5,201	41.1	16,126
Other Expense	8,990	9,146	(156)	(1.7)	9,260
Income (Loss) Before Income Taxes	14,843	(24,050)	38,893	161.7	11,066
Income Taxes	5,945	(9,620)	15,565	161.8	4,433
Net Income (Loss)	$8,898	($14,430)	$23,328	161.7	$6,633

Loan Volume	$403,822	$298,955	$104,867	35.1	$306,877
Loans Sold	223,956	242,235	(18,279)	(7.5)	202,432
Net Charge-offs (Loans Held for Investment)	2,626	5,827	(3,201)	(54.9)	5,694

	YTD-2004	YTD-2003	$ Change	% Change
Residual Asset Interest Income	$6,543	$12,969	($6,426)	(49.5)%
Net Interest Income - Unsold Loans and Other	44,310	41,665	2,645	6.3
Provision for Loan Losses	(5,193)	(12,850)	7,657	59.6
Trading Gains (Losses)	11,329	(50,919)	62,248	122.2
Gain on Sales of Loans, Including Points and Fees	11,725	10,250	1,475	14.4
Servicing Income, net	5,377	2,544	2,833	111.4
Other Revenues	4,059	651	3,408	523.5
Total Net Revenues	78,150	4,310	73,841	1713.2

Salaries, Pension, and Other Employee Expense	33,991	25,726	8,264	32.1
Other Expense	18,250	18,465	(215)	(1.2)
Income (Loss) Before Income Taxes	25,909	(39,881)	65,789	165.0
Income Taxes	10,378	(15,952)	26,330	165.1
Net Income (Loss)	$15,531	($23,929)	$39,460	164.9

Loan Volume	$710,700	$577,505	$133,195	23.1
Loans Sold	426,388	328,303	98,085	29.9
Net Charge-offs (Loans Held for Investment)	8,320	9,194	(874)	(9.5)

	June 30,	June 30,			March 31,
	2004	2003	$ Change	% Change	2004
Home Equity Loans Held for Sale	$460,118	$118,659	$341,459	287.8%	$213,864
Home Equity Loans Held for Investment	598,021	727,064	(129,043)	(17.7)	721,685
Allowance for Loan and Lease Losses	(18,902)	(25,084)	6,182	24.6	(29,456)
Residual Asset	73,219	92,847	(19,628)	(21.1)	68,692
Servicing Asset	28,122	27,540	582	2.1	30,870
Managed Portfolio	1,543,457	1,698,876	(155,419)	(9.1)	1,473,356
Delinquency Ratio (30+ days)	4.16%	5.68%			4.72%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Finance	Q2-2004	Q2-2003	$ Change	% Change	Q1-2004
Net Interest Income	$6,881	$5,398	$1,483	27.5%	$6,754
Provision for Loan and Lease Losses	(2,034)	(4,069)	2,035	50.0	(1,153)
Other Revenues	2,622	2,663	(41)	(1.5)	448
Total Net Revenues	7,469	3,992	3,477	87.1	6,049

Salaries, Pension, and Other Employee Expense	3,477	2,852	625	21.9	3,362
Other Expenses	1,588	1,202	386	32.1	836
Income (Loss) Before Income Taxes	2,404	(62)	2,466	3977.4	1,851
Income Taxes	1,087	(63)	1,150	1825.4	2,144
Net Income (Loss)	$1,317	$1	$1,316	nm	($293)

Net Charge-Offs	$1,051	$2,659	($1,608)	(60.5)	$1,294
Loans Sold	15,939	21,067	(5,128)	(24.3)	7,694
Net Interest Margin	5.62%	5.45%			5.74%
Total Fundings of Loans and Leases	$88,586	$66,300	$22,286	33.6	$71,652

	YTD-2004	YTD-2003	$ Change	% Change
Net Interest Income	$13,635	$10,205	$3,430	33.6%
Provision for Loan and Lease Losses	(3,187)	(6,933)	3,746	54.0
Other Revenues	3,070	3,497	(427)	(12.2)
Total Net Revenues	13,518	6,769	6,749	99.7

Salaries, Pension, and Other Employee Expense	6,839	5,141	1,698	33.0
Other Expenses	2,424	2,240	184	8.2
Income (Loss) Before Income Taxes	4,255	(612)	4,867	795.3
Income Taxes	3,231	(353)	3,584	1015.3
Net Income (Loss)	$1,024	($259)	$1,283	495.4

Net Charge-Offs	$2,345	$4,471	($2,126)	(47.6)
Loans Sold	23,634	21,067	2,567	12.2
Net Interest Margin	5.68%	5.73%
Total Fundings of Loans and Leases	$160,238	$123,909	$36,329	29.3

	June 30,	June 30,			March 31,
	2004	2003	$ Change	% Change	2004
Investment in Loans and Leases	$510,308	$399,358	$110,950	27.8	$479,364
Allowance for Loan and Lease Losses	(11,738)	(10,325)	(1,413)	(13.7)	(10,962)
Weighted Average Yield	9.10%	9.90%			9.24%
Delinquency ratio (30+ days)	0.88%	0.91%			0.86%

Venture Capital	Q2-2004	Q2-2003	$ Change	% Change	Q1-2004
Net Interest Income	($2)	$2	($4)	(200.0)%	($1)
Mark to Market Adjustment on Investments	(350)	(162)	($188)	(116.0)	9
Other Revenues	179	(68)	$247	363.2	149
Total Net Revenues	(173)	(228)	55	24.1	157
Operating Expenses	117	4	$113	nm	128
Income (Loss) Before Income Taxes	(290)	(232)	(58)	(25.0)	29
Income Tax Expense (Benefit)	(112)	(96)	($16)	(16.7)	11
Net Income (Loss)	($178)	($136)	($42)	(30.9)	$18

	YTD-2004	YTD-2003	$ Change	% Change
Net Interest Income	($3)	$9	($12)	(133.3)%
Mark to Market Adjustment on Investments	(341)	(2,421)	$2,080	85.9
Other Revenues	328	79	$249	315.2
Total Net Revenues	(16)	(2,333)	2,317	99.3
Operating Expenses	245	111	$134	120.7
Income (Loss) Before Income Taxes	(261)	(2,444)	2,183	89.3
Income Tax Expense (Benefit)	(100)	(980)	$880	89.8
Net Income (Loss)	($161)	($1,464)	$1,303	89.0

	June 30,	June 30,			March 31,
	2004	2003	$ Change	% Change	2004
Investment in Portfolio Companies (cost)	$14,592	$14,571	21	0.1	$14,592
Mark to Market Adjustment	(11,418)	(10,543)	(875)	(8.3)	(11,068)
Carrying Value - Portfolio Companies	$3,174	$4,028	($854)	(21.2)	$3,524